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                                                                    EXHIBIT 10.1



                               SERVICES AGREEMENT


         This Services Agreement (this "Agreement") is made as of December 14, 2001 by and among: (i) Meridian Ventures, LLC, a Nevada limited liability company controlled by Thomas C. Shull ("Meridian"), and Thomas C. Shull ("Shull"), jointly and severally; and (ii) Hanover Direct, Inc. (the "Company"), a Delaware corporation.

                  1. Provision of Services. Meridian shall provide for the benefit of the Company the services of Shull. In connection therewith, Shull shall serve as the President and Chief Executive Officer (the "President/CEO") and as a member of the Company's Board of Directors (the "Board of Directors"), its Executive Committee (the "Executive Committee") and its Nominating Committee (the "Nominating Committee").

                  2. Responsibilities. The President/CEO shall act and serve during the term of this Agreement as the President and Chief Executive Officer of the Company and shall report to the Board of Directors. The employment responsibilities of the President/CEO will include those normally held by the president and chief executive officer of a corporation of a similar size and nature to the Company. The President/CEO shall devote his full-time efforts (which shall mean an average of 50 hours per work week, excluding reasonable vacation, personal, sick time or de minimus non-conflicting time for Meridian) in connection with his role as President, Chief Executive Officer and member of the Executive and Nominating Committees. All employees and officers shall report directly or indirectly to the President/CEO.

                  3. Term. Subject to paragraph 6, the term of this Agreement (the "Agreement Term") and the term for services of Shull shall commence as of December 14, 2001 and shall terminate on March 31, 2003; provided, however, that, on or prior to February 1, 2003, the Company may extend the Agreement Term on a day to day basis upon written notice to Shull provided that thereafter either party may terminate the Agreement and the Agreement Term with 60 days notice to the other party.

                  4. Compensation. The following compensation shall be payable pursuant to this Agreement:

                  (a) In consideration for providing the services of Shull as President/CEO, during the Agreement Term, Meridian shall receive, in addition to the other consideration provided in this Agreement, compensation at the rate of $75,000 per month for the services of Shull payable in advance during the first week of each month (the "Base Fee").

                  (b) The compensation payable to Meridian under this Agreement is in consideration for the services of Shull. To the extent permitted by applicable law, and except as otherwise provided herein, the Company
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                           shall not be obligated to provide Shull (and Meridian
                           and Shull specifically decline) any employee benefits (for example, health, 401K, pension, or other benefits provided by the Company to its employees, etc.) under this Agreement; provided, however, that the Company has extended the benefits of its Key Executive Eighteen Month Compensation Continuation Plan effective as of April 25, 2001, as amended (the "Change of Control Plan"), and its transaction bonus program (each as referred to in Exhibit 1) to Shull. Notwithstanding the foregoing, the Company will allow Shull during the Agreement Term to avail himself of any Company employee discount offered to other employees generally. In addition, the Company has guaranteed to Shull a target bonus for fiscal 2001 pursuant to the Company's 2001 Management Incentive Plan equal to $300,000 which shall be payable in one lump sum on or about April 1, 2002 (or on the date of closing of any transaction which constitutes a Change of Control (as hereinafter defined), if earlier) so long as Shull is providing services to the Company hereunder on December 29, 2001 (or on the date of closing of such a transaction, if earlier). Shull shall be eligible to receive a maximum bonus for fiscal 2001 pursuant to the Company's 2001 Management Incentive Plan equal to up to $600,000 (including the target bonus described in the previous sentence) which shall be payable as set forth in the previous sentence if he achieves the maximum goals set for him by the Board of Directors (as set forth on Exhibit 2 hereto). Shull shall receive a bonus for fiscal 2002 under the Company's 2002 Management Incentive Plan determined in a manner consistent with bonuses awarded to all other Class 7 participants under such Plan for such period, subject to all of the terms and conditions applicable generally to Class 7 participants thereunder.

                  (c) In addition to the payments required by paragraph 4(a), during the Agreement Term the Company shall pay Meridian a flat fee of $15,000 per month, which shall represent 20% of the comparable compensation in paragraph 4(a) for Shull and is deemed to cover Meridian over-head (including legal and accounting), health care costs, payroll costs, and other expenses (the "Flat Fee"). If, notwithstanding paragraph 4(b), applicable law requires the Company to provide Shull with any employee benefits (other than the Company employee discount given Shull), the value of such benefits shall be offset against the Flat Fee.

                  (d) The Company shall reimburse Meridian for the reasonable out-of-pocket expenses of the President/CEO (such as travel, meals, communications and lodging) which are incurred during the Agreement Term on behalf of the Company on appropriate business. Meridian shall submit invoices and documentation for such reimbursable expenses on a monthly basis, and the Company shall process payment of the same upon receipt in accordance with its customary procedures.

                  (e) The Company shall provide a personal secretary to be interviewed and selected by Shull to assist Shull in the performance of his duties as


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                           President/CEO during the Agreement Term. The
                           secretary shall be employed by the Company at its cost.

                  (f) The Company shall promptly reimburse Meridian and Shull for their reasonable legal fees in the event that either of them shall consult with their counsel during the Agreement Term in connection with their fiduciary responsibilities to the Company under the Agreement.

                  (g) Upon the closing of any transaction which constitutes a "Change of Control" (as defined in paragraph 5), provided that Shull is then employed by the Company, the Company shall make a lump sum cash payment to Meridian on the date of such closing of $900,000 pursuant to the Change of Control Plan, $300,000 pursuant to the transaction bonus program and at least $300,000 in target bonus (plus any amount of maximum bonus) payable pursuant to the Company's 2001 Management Incentive Plan as described in paragraph 4(b). The lump sum cash payment referred to in this paragraph 4(g) shall be in lieu of any cash payment pursuant to paragraph 6(b)(iii) as a result of a termination of this Agreement pursuant to paragraph 6(a)(v) and in lieu of the aggregate amount of Base Fees and Flat Fees to which Meridian would have otherwise been entitled through the end of the Agreement Term.

                  (h) Provided that this Agreement shall be in effect on June 30, 2002, the Company shall make a lump sum cash payment to Meridian on such date of $450,000.

                  (i) During the Agreement Term, solely at the expense of the Company, Shull shall be entitled to engage the services of Meridian personnel from time to time at their then current rates, in his discretion, to assist him in performing his duties under this Agreement.

                  5. Stock Options. Pursuant to paragraph 5 of the Services Agreement made as of December 5, 2000 by and among Meridian, Shull and the Company (the "Prior Services Agreement"), the Company granted Shull and certain individuals who were providing consulting services to the Company under the Prior Services Agreement ("Consultants") stock options (the "2000 Options") for an aggregate four million (4,000,000) shares of the common stock of the Company (the "Shares"). If not already covered by a Registration Statement on Form S-8 relating to the Company's 2000 Management Stock Option Plan, all Shares underlying the 2000 Options shall be registered by the Company utilizing a Registration Statement on Form S-8 (or other similar form) prior to December 24, 2001. All 2000 Options shall terminate upon any termination of the Agreement pursuant to paragraph 6(a)(i) or 6(a)(iv). All outstanding 2000 Options shall vest and become exercisable upon any termination of the Agreement pursuant to paragraph 6(a)(ii), 6(a)(v) or 6(a)(vi). Further, and notwithstanding anything to the contrary contained herein, provided that this Agreement shall then be in effect, one-half (1/2) of Shull's 2000 Option and all of the Consultants' Options shall vest and become exercisable on December 4, 2001, and the remaining portion of Shull's 2000 Option shall


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         vest and become exercisable, provided that this Agreement shall then be in effect, on June 30, 2002.

                  In addition to the 2000 Options, upon his execution of this Agreement, the Company shall grant Shull and certain members, officers or employees of, or consultants, contractors or subcontractors to, Meridian, additional stock options under and subject to the terms and conditions of the Company's 2000 Management Stock Option Plan (the "2001 Options") for an aggregate of one million (1,000,000) Shares, with an exercise price equal to the fair market value of a Share as of the close of business on the date hereof. Allocation of the 2001 Options shall be as follows: Thomas C. Shull (an option for 500,000 Shares); Edward Lambert (an option for 300,000 Shares); Paul Jen (an option for 100,000 Shares); and John F. Shull (an option for 100,000 Shares). If not already covered by a Registration Statement on Form S-8 relating to the Company's 2000 Management Stock Option Plan, all Shares underlying the 2001 Options shall be registered by the Company utilizing a Registration Statement on Form S-8 (or other similar form) prior to March 31, 2003. The 2001 Options shall not be vested and exercisable until March 31, 2003 (provided that this Agreement shall then be in effect), upon which date (and under such circumstances) the 2001 Options shall become fully vested and exercisable. The 2001 Options shall terminate on the earlier of March 31, 2006 or upon any termination of the Agreement pursuant to paragraph 6(a)(i) or 6(a)(iv). The 2001 Options shall vest and become exercisable upon any termination of the Agreement pursuant to paragraph 6(a)(ii), 6(a)(v) or 6(a)(vi).

                  In addition, and notwithstanding anything to the contrary contained herein, all of the 2000 Options and the 2001 Options (collectively, the "Options") shall vest and become exercisable upon the earliest to occur of (i) Shull's resignation "For Good Reason" (as defined below), (ii) the Company's termination of Shull's services hereunder without being "For Cause" (as defined below), (iii) a "Change of Control" (as defined below), or (iv) the expiration of the Agreement Term. Options which vest and become exercisable pursuant to this paragraph 5 shall remain exercisable for a 3-year period (or the date of their earlier exercise). In the event of a vesting resulting from a termination of the Agreement pursuant to paragraph 6(a)(v), such vesting shall take place sufficiently in advance of such termination (but subject to its occurrence) to permit each optionee to take all steps reasonably necessary to exercise his Options and to deal with the Shares purchased under the Options so that those Shares may be treated in the same manner in connection with the transaction described in paragraph 6(a)(v) as the Shares of other shareholders.

                  For purposes of this Agreement, the following terms shall have the following meanings:

                  "For Good Reason" shall mean the voluntary termination by Shull of his employment with the Company on account of any of the following actions: (i) a substantial and material diminution of Shull's duties or responsibilities for the Company, (ii) a material and substantial diminution of Shull's base salary or any long-term incentive opportunity (each as in effect as of the first day of the Agreement Term), (iii) the Company's requiring Shull to regularly report to work at a facility that is more than 30 miles from the facility at which Shull regularly reported as of the first day of the


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         Agreement Term, (iv) decisions or actions by the Board of Directors, committees or individual members of the Board that materially impede Shull's ability to take actions to increase value for all shareholders of the Company, (v) the failure of the Company to provide Shull with the number of paid vacation days to which he would otherwise be entitled in accordance with the vacation policy of the Company, or (vi) any action by the Company that adversely affects in a material way Shull's participation in or materially reduces Shull's benefits under any of such of the Company's employee benefit or compensation plans; provided, however, that in all cases, in order to terminate his employment with the Company For Good Reason, Shull must notify the Company in writing that Good Reason exists within 60 days of his knowledge of the event or events constituting Good Reason. The Company shall thereafter have 30 days within which to cure Shull's otherwise Good Reason (the "Cure Period"). Unless Shull's Good Reason is cured during the Cure Period, his termination For Good Reason shall become effective on the first business day following the conclusion of the Cure Period.

                  "For Cause" shall mean the involuntary termination of Shull's employment with the Company on account of his (i) willful and continued failure to perform his regular duties for the Company, (ii) commission of an act of fraud relating to and adversely affecting the Company, or
         (iii) conviction of a felony in connection with his employment with the Company.

                  "Change of Control" shall mean the first to occur of any of the events described in clauses (i) through (iii) below, following the first day of the Agreement Term:

                  (i) When any Person becomes, through an acquisition, the beneficial owner of shares of the Company having at least 50% of the total number of votes that may be cast for the election of directors of the Company (the "Voting Shares"); provided, however, that the following acquisitions shall not constitute a Change of Control:

                           (A) if a Person owns less than 50% of the voting power of the Company and that Person's ownership increases above 50% solely by virtue of an acquisition of stock by the Company, then no Change of Control shall have occurred, unless and until that Person subsequently acquires one or more additional shares representing voting power of the Company; or

                           (B) any acquisition by a Person who as of the first day of the Agreement Term owned at least 33% of the Voting Shares.

                  (ii)(A) Notwithstanding the foregoing, a Change of Control will occur when the shareholders of the Company approve any of the following (each, a "Transaction"):

                           (I) any reorganization, merger, consolidation or other business combination of the Company;

                           (II) any sale of 50% or more of the market value of the Company's assets (for this purpose, said 50% amount shall be deemed to be $107.6 million); or


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                           (III) a complete liquidation or dissolution of the
         Company.

                  (B) Notwithstanding clause (ii)(A) above, shareholder approval of either of the following types of Transactions will not give rise to a Change of Control:


                           (I) a Transaction involving only the Company and one or more of its subsidiaries; or

                           (II) a Transaction immediately following which the shareholders of the Company immediately prior to the Transaction continue to have a majority of the voting power in the resulting entity.

                  (iii) When, within any 24 month period, persons who were directors of the Company (each, a "Director") immediately before the beginning of such period (the "Incumbent Directors") shall cease (for any reason other than death or disability) to constitute at least a majority of the Board of Directors or the board of directors of any successor to the Company. For purposes of this clause (iii), any Director who was not a Director as of the first day of the Agreement Term shall be deemed to be an Incumbent Director if such Director was elected to the Board of Directors by, or on the recommendation of, or with the approval of, at least a majority of the members of the Board of Directors or the Nominating Committee who, at the time of the vote, qualified as Incumbent Directors either actually or by prior operation of this clause (iii), and any persons (and their successors from time to time) who are designated by a holder of 33% or more of the Voting Shares to stand for election and serve as Directors in lieu of other such designees serving as Directors on the first day of the Agreement Term shall be considered Incumbent Directors. Notwithstanding the foregoing, any director elected to the Board of Directors to avoid or settle a threatened or actual proxy contest shall not, under any circumstances, be deemed to be an Incumbent Director.

                  6. Termination. The following provisions shall relate to the termination of this Agreement:

                  (a) The Agreement, the Agreement Term, the term for services of Shull and the engagement of Meridian and Shull hereunder will terminate upon the first to occur of the following: (i) the tenth day after written notice by the Company to Meridian and Shull with respect to any material breach by Meridian or Shull of the terms of this Agreement or Willful Misconduct (as defined below) committed by Meridian or Shull; (ii) the tenth day after written notice by Meridian and Shull to the Company that the Company is in material breach of this Agreement; (iii) the expiration of the Agreement Term; (iv) the death or permanent disability of Shull; (v) the first day after the acquisition of the Company (whether by merger or the acquisition of all of its outstanding capital stock) or the tenth day after the sale of 50% or more of the market value of the Company's assets (for this purpose, said 50% amount shall be deemed to be $107.6 million); or (vi) the day the Company terminates the engagement of Meridian and Shull when there


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                           has been no Willful Misconduct or material breach of
                           the Agreement by either Meridian or Shull.

                  (b) The parties agree that Meridian and Shull will have been unable to pursue alternative, profitable opportunities in order to take on this engagement, that Meridian and Shull would suffer substantial financial damage if either party were to exercise its rights of termination hereunder, and that the amount of damages to Meridian and Shull would be difficult, if not impossible, to calculate accurately. Accordingly, the parties agree that if pursuant to this paragraph 6, Meridian, Shull or the Company shall at any time cause this Agreement to terminate or the Agreement shall otherwise terminate, then the Company shall pay Meridian an amount as set forth below. In the event of the termination of this Agreement as provided in paragraph 6(a), Meridian shall receive hereunder the Base Fee and the Flat Fee through the end of the month in which the date of termination has occurred, plus a termination payment as follows:

                                    (i)      If the termination is pursuant to
                                             paragraph 6(a)(i) or 6(a)(iv)
                                             above, no amount shall be due and
                                             owing to Meridian;

                                    (ii)     If the termination is pursuant to
                                             paragraph 6(a)(iii) above, Meridian
                                             shall be entitled to receive a lump
                                             sum payment equal to $450,000 in
                                             severance pay and at least $300,000
                                             in target or maximum bonus pursuant
                                             to the Company's 2002 Management
                                             Incentive Plan, as described in
                                             paragraph 4(b); or

                                    (iii)    If the termination is pursuant to
                                             paragraph 6(a)(ii) or 6(a)(vi),
                                             Meridian shall be entitled to
                                             receive a lump sum payment equal to
                                             (A) the aggregate amount of Base
                                             Fees and Flat Fees to which it
                                             would have otherwise been entitled
                                             through the end of the Agreement
                                             Term plus (B) $600,000 in severance
                                             pay and at least $300,000 in target
                                             or maximum bonus pursuant to the
                                             Company's 2001 or 2002 Management
                                             Incentive Plan, as applicable
                                             (based upon the termination date
                                             and the terms and conditions of the
                                             applicable Management Incentive
                                             Plan), as described in paragraph
                                             4(b). If the termination is
                                             pursuant to paragraph 6(a)(v) and
                                             the amount realized in the
                                             transaction described therein is
                                             less than $0.50 per Share (or the
                                             equivalent of $0.50 per Share), and
                                             if and only if the Change of
                                             Control Plan shall not then be in
                                             effect, Meridian shall be entitled
                                             to receive a lump sum payment equal
                                             to the aggregate amount of Base
                                             Fees and Flat Fees to which it
                                             would have otherwise been entitled
                                             through the end of the Agreement
                                             Term. If the termination is
                                             pursuant to paragraph 6(a)(v) and
                                             the amount realized in the
                                             transaction described therein


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                                             equals or exceeds $0.50 per Share
                                             (or the equivalent of $0.50 per
                                             Share), and if and only if the
                                             Change of Control Plan shall not
                                             then be in effect, Meridian shall
                                             be entitled to receive a lump sum
                                             payment equal to the greater of the
                                             aggregate amount of Base Fees and
                                             Flat Fees to which it would have
                                             otherwise been entitled through the
                                             end of the Agreement Term or the
                                             sum of $1,000,000. If the
                                             termination is pursuant to
                                             paragraph 6(a)(v) and the Change of
                                             Control Plan is then in effect, no
                                             amount shall be payable hereunder
                                             pursuant to either of the
                                             immediately preceding two
                                             sentences, and Shull shall be
                                             entitled to receive his benefit
                                             under the Change of Control Plan
                                             plus the other amounts described in
                                             paragraph 4(g).

                  (c) The parties agree that the amounts established hereunder are liquidated damages reasonable under the terms and circumstances of this Agreement (but excluding amounts due under paragraph 8 which shall continue to survive the termination of this Agreement), the payment of which shall fully satisfy and discharge any obligation of the Company to pay
                           (i) any further compensation under paragraph 4 and
                           (ii) any compensation for lost opportunity costs incurred by Meridian or Shull as a result of either party entering into this Agreement.

                  (d) In addition, upon termination of this Agreement for any reason, the Company shall reimburse Meridian in accordance with paragraph 4(d) for all reasonable reimbursable expenses incurred by Meridian prior to the time of termination.

                  (e) Any amounts payable to Meridian pursuant to this paragraph 6 shall be paid in a lump sum within five business days after the termination date of this Agreement; provided, however, that, if the party receiving a notice pursuant to paragraph 6(a)(i) or 6(a)(ii) notifies the other party that a dispute exists concerning the termination, then, for purposes of paragraphs 5 and 6, the deemed date of termination of this Agreement shall be the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of an arbitrator or court of competent jurisdiction (which, in either case, is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided further that the date of termination of this Agreement shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. To the extent permitted by applicable law, any such dispute and any other controversy arising under or in connection with this Agreement, except (at the Company's election) a dispute or controversy under paragraph 9, shall be settled exclusively by binding arbitration in New York, New York, in accordance with the Employment Dispute Resolution Rules then in effect


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                           with the American Arbitration Association. Judgment
                           may be entered on the arbitrator's award in any court having jurisdiction.

                  7. Insurance. The Company shall maintain in force during the term of this Agreement, directors' and officers' liability insurance ("D&O Insurance") with limits not less than five million dollars ($5,000,000) on terms and conditions currently provided for under the Company's existing insurance policy, and shall use reasonable efforts to name Shull as an insured thereunder. A copy of the policy shall be furnished to Shull for his information annually.

                  8. Indemnity. If Meridian, Shull or any member, officer or employee of, or consultant, contractor or subcontractor to, Meridian who serves as a consultant to the Company ("Indemnitee") is threatened with or made a party to, or called as a witness or deposed or subpoenaed in, any action, suit or other legal, administrative or governmental proceeding or other legal process by reason that Indemnitee is or was deemed a consultant, officer, employee or other agent of the Company or any of its affiliates, the Company shall defend, indemnify and hold Indemnitee harmless to the maximum extent allowed by applicable law and the Company's Certificate of Incorporation and By-Laws against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, disbursements and expenses, including counsel fees reasonably incurred by Indemnitee in connection therewith, to the extent the same are not paid under the D&O Insurance ("Indemnified Liability" or "Indemnified Liabilities"); provided however, that Indemnitee shall not be entitled to indemnification hereunder to the extent any such liability, obligation, loss, damage, penalty, action, judgment, suit, claim, disbursement or expense results from the gross negligence, willful misconduct or criminal conviction ("Willful Misconduct") of Indemnitee as determined by a court of competent jurisdiction. Indemnitee represents and warrants that it or he has not received notice of any claim which might constitute an Indemnified Liability hereunder. The Company represents that it has not received any notice of any claim against Indemnitee that would constitute an Indemnified Liability hereunder. Payments under this indemnity in respect of indemnified settlements or judgments shall be paid at the time of final settlement or final judgment (from which no appeal may be taken), or, in respect of counsel fees or costs of defense, which shall be limited to one counsel for all Indemnitees, shall be paid at the time such fees or costs are incurred.

                  With the prior written consent of the Company, which shall not be unreasonably withheld, Indemnitee shall have the right to pay or compromise and adjust all Indemnified Liabilities not manifestly without merit. The Company shall have the right to pay or compromise without Indemnitee's consent Indemnified Liabilities other than those which arise from or are related to any criminal action, suit or proceeding. Notwithstanding anything to the contrary contained in the preceding sentence, Indemnitee's consent shall be required for any settlement which contains a stipulation to, or admission or acknowledgement of, any liability or wrongdoing on the part of Indemnitee.

                  This paragraph 8 shall survive the termination of this Agreement.


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                  9. Confidentiality. Meridian and Shull shall at all times both during its and his engagement hereunder and after termination thereof regard and preserve as confidential all trade secrets and other confidential information pertaining to the business of the Company that have been or may be obtained by Meridian or Shull by reason of the performance of the terms of this Agreement. Meridian and Shull agree that all documents, reports, manuals, drawings, designs, tools, equipment, plans, proposals, marketing and sales plans, customer lists, or materials made by the Company or coming into Meridian's or Shull's possession by reason of its or his performance under this Agreement, are the property of the Company and shall not be used by Meridian or Shull in any way prohibited by this Agreement. Except as expressly provided herein, during the Agreement Term and after termination thereof, Meridian and/or Shull shall not deliver, reproduce, publish or in any way allow, after due care, information describing any trade secrets or other confidential documents or things to be delivered or used by any third party without specific direction or written consent of the Company or in response to lawful process. Immediately upon termination of this Agreement, Meridian and Shull shall promptly deliver to the Company all documents, tools, equipment, drawings, blueprints, manuals, material and significant or confidential letters and notes, reports, price lists, customer lists and copies thereof, and all other materials relating to the Company's business and which are in the possession of or under the control of Meridian or Shull. Confidential information as defined above shall exclude information or materials that become generally available to the public other than through disclosure by Meridian, Shull or any employee of Meridian in violation of this Agreement.

                  This paragraph 9 shall survive the termination of the Agreement.

                  10. Miscellaneous. This Agreement shall be governed by and construed in accordance with the internal laws of the state of New Jersey.

                  11. Modification. This Agreement may only be modified by mutual agreement.

                  12. Assignment. This Agreement is a personal service contract and may not be assigned by either party.

                  13. Notices. All notices required or permitted by this Agreement shall be in writing and shall be personally delivered or faxed to the parties at their addresses set forth below or to such different addresses as such parties shall direct by notice sent in accordance with this paragraph.

         If to Thomas C. Shull or Meridian Ventures, LLC:

                  28 Leeward Lane
                  Riverside, CT 06878
                  Tel.:  203-637-7659
                  Fax:  203-637-5576


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
         with copies to:

                  Morton M. Rosenfeld, Esq.
                  Rosenfeld, Wolff, Aronson & Klein
                  2049 Century Park East, Suite 3090
                  Los Angeles, California  90067
                  Tel.:  310-556-1221
                  Fax:  310-556-0401

         If to the Company:

                  Corporate Counsel
                  Hanover Direct, Inc.
                  1500 Harbor Boulevard
                  Weehawken, New Jersey  07087
                  Tel.:  201-863-7300
                  Fax:  201-272-3498

         and

                  Chief Administrative Officer
                  Hanover Direct, Inc.
                  115 River Road, Building 10
                  Edgewater, New Jersey  07020
                  Tel.:  201-272-3424
                  Fax:  201-272-3465

         with copies to:

                  Sarah Hewitt, Esq.
                  Brown Raysman Millstein Felder & Steiner LLP
                  900 Third Avenue
                  New York, New York 10022
                  Tel.:  212-895-2000
                  Fax.:  212-895-2900

                  14. Counterparts. This Agreement may be signed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  15. Attorneys' Fees. Shull shall be entitled to reimbursement for reasonable attorneys' fees and disbursements incurred in connection with the review of, and advice with respect to the execution or extension of, or administration of, this Agreement; provided, however, that the aggregate amount of such reimbursement shall not exceed $25,000. If any legal action or proceeding or arbitration proceeding is brought either for the enforcement of this Agreement or because of an alleged dispute, breach, default, or material misrepresentation in connection with any of the provisions of the Agreement, the successful or prevailing party shall be entitled, in addition to any other relief to which it may be entitled, to recover reasonable attorneys' fees and other costs incurred in that action or proceeding including fees and costs incurred on appeal and in collecting any judgment, and the arbitrator or court shall so provide in its judgment.

                  16. Consent to Jurisdiction. Subject to their agreement to binding arbitration in paragraph 6(e), the Company, Meridian and Shull each hereby irrevocably consent to the jurisdiction of the courts of the State of New Jersey for all purposes in connection with any legal action or proceeding which arises out of or relates to this Agreement and agree that any legal action or proceeding instituted under this Agreement shall be brought only in such courts and that such courts shall have jurisdiction as provided above, except that the Company shall be entitled to enforce its rights under paragraph 9 in any court of competent jurisdiction.

                  17. Successors and/or Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and/or assigns and/or personal representatives of such party, and this Agreement shall inure to the benefit of and shall be binding on the parties hereto and the successors and/or assigns and/or personal representatives of each such party.

                  18. Entire Agreement. This Agreement (together with those agreements listed on Exhibit 1 hereto) sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements (including but not limited to the Prior Services Agreement), promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, other than the indemnification obligations in paragraph 8 of the Prior Services Agreement and the obligations contained in the agreements listed on Exhibit 1 hereto.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                    HANOVER DIRECT, INC.



                                    By:     /s/ Brian C. Harriss
                                            Name:  Brian C. Harriss
                                            Title: Executive Vice President
                                                   And Chief Financial Officer

                                    MERIDIAN VENTURES, LLC


                                    By:     /s/ Thomas C. Shull
                                            Thomas C. Shull, President

                                    By:     /s/ Thomas C. Shull
                                            Thomas C. Shull, as an individual


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
                                                                       EXHIBIT 1

                WRITTEN AGREEMENTS BETWEEN THE COMPANY AND SHULL
                          RE: COMPENSATION AND BENEFITS


Hanover Direct, Inc. Key Executive Eighteen Month Compensation Continuation Plan effective as of April 25, 2001, as amended

Transaction Bonus in the event of a Change of Control as set forth in a letter agreement between the Company and Shull dated May 14, 2001

2001 Management Incentive Plan


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
                                                                       EXHIBIT 2

                2001 MANAGEMENT INCENTIVE PLAN MAXIMUM BONUS GOAL


15% per dollar of 2001 EBITDA in excess of $12.4 million (before deducting extraordinary legal and advisory fees related to one-time transactions during the period) limited to a maximum bonus of $300,000 (in addition to the $300,000 target bonus described in Section 4(b) hereof).


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